Exhibit 99.1

ALTRIA REPORTS 2022 FIRST-QUARTER RESULTS;
REAFFIRMS 2022 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - April 28, 2022 - Altria Group, Inc. (NYSE: MO) today reports its 2022 first-quarter business results and reaffirms its guidance for 2022 full-year adjusted diluted earnings per share (EPS).
“We are off to a strong start to the year and believe our businesses are on track to deliver against their full-year plans. Our tobacco businesses performed well in a challenging macroeconomic environment and we continued to make progress toward our Vision to responsibly lead the transition of adult smokers to a smoke-free future,” said Billy Gifford, Altria’s Chief Executive Officer.
“We reaffirm our guidance to deliver 2022 full-year adjusted diluted EPS in a range of $4.79 to $4.93. This range represents an adjusted diluted EPS growth rate of 4% to 7% from a $4.61 base in 2021. We continue to expect that adjusted diluted EPS growth will be weighted toward the second half of the year.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q1 2022	Change vs. Q1 2021
Net revenues	$5,892	(2.4)%
Revenues net of excise taxes	$4,819	(1.3)%

Reported tax rate	26.7%	0.1 pp
Adjusted tax rate	25.1%	0.1 pp

Reported diluted EPS[2]	$1.08	40.3%
Adjusted diluted EPS[2]	$1.12	4.7%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on April 28, 2022 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders and Capital Markets Activity
Share Repurchase Program
•In the first quarter, we repurchased 11.3 million shares at an average price of $50.69, for a total cost of $576 million.
•As of March 31, 2022, we had approximately $1.2 billion remaining under our existing $3.5 billion share repurchase program, which we expect to complete by December 31, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors (Board).
Dividends
•We paid dividends of $1.6 billion in the first quarter.
•We maintain our long-term objective of a dividend payout ratio target of approximately 80% of our adjusted diluted EPS. Future dividend payments remain subject to the discretion of our Board.

Environmental, Social and Governance (ESG)
Our Corporate Responsibility Focus Areas are (i) reducing the harm of tobacco products, (ii) preventing underage use, (iii) protecting the environment, (iv) driving responsibility through our value chain, (v) supporting our people and communities and (vi) engaging and leading responsibly. Our corporate responsibility reports are available on the Corporate Responsibility section of www.altria.com.
•In February, we were recognized as a member of CDP’s 2021 Supplier Engagement Leaderboard for climate change.
•In April, we announced our first virtual power purchase agreement for energy produced by a new wind farm project in Texas. This agreement marks significant progress toward two of our science-based environmental targets - achieving 100% renewable electricity and reducing operational greenhouse gas emissions by 55% by 2030. When the project is operational, we expect to hit both those targets ahead of schedule.
•In April, we released our 2021 Engage & Lead Responsibly report. We expect to release snapshot updates for each of our other responsibility focus areas in the coming months.

Macroeconomic and Geopolitical Conditions Impacting Our Businesses
Impact on Tobacco Business Operations
•The Russian invasion of Ukraine has exacerbated increasing global energy prices and, together with other macroeconomic factors such as supply and demand imbalances and labor shortages, contributed to the recent historic rise in the rate of inflation. Increases in inflation also have a direct and adverse impact on our Master Settlement Agreement (MSA) expense and other direct and indirect costs.
•The COVID-19 pandemic continues to contribute to volatility in the domestic and global economies, including disruptions in the supply and distribution chain, and changes in consumer behavior. The economic and business repercussions of COVID-19 have been compounded by the Russian invasion of Ukraine. While our operating companies focus on the manufacture and sale of tobacco products in the United States and have little direct exposure to the impacted regions, we have experienced negative effects on the cost and availability of certain raw materials and component parts for our operating companies’ products. We have worked to mitigate the potential negative impacts of these macroeconomic and geopolitical dynamics on our businesses through, among other actions, proactive engagement with current and potential suppliers and distributors, the development of alternative sourcing strategies, long-term supply contracts, implementation of COVID-19 protocols at our facilities and prudent oversight of our liquidity.
•To date, we have not experienced any material adverse effects on our businesses or our ability to achieve our Vision as a result of macroeconomic factors and geopolitical instability. As these trends and developments evolve and new ones emerge, we will continue to carefully evaluate the potential impacts on our business and our Vision.
Impact on Adult Tobacco Consumers (ATCs)
•ATCs continue to face challenges from higher inflation, higher gas prices, the COVID-19 pandemic and the end of government stimulus, which could negatively impact ATC disposable income and future purchasing behaviors. However, increased inflation was partially offset by improved employment metrics and increased wage growth for some ATCs. Additionally, the pressures of inflation were also offset for some ATCs by higher federal income tax refunds. We continue to monitor the effect of these dynamics on ATCs and their purchasing behaviors, including overall tobacco product expenditures, mix between premium and discount brand purchases and adoption of smoke-free products.
Impact on ABI and JUUL Investments
•ABI’s business has been impacted by macroeconomic and geopolitical factors, including supply chain constraints across certain markets, adverse transactional foreign exchange rates, inflation and commodity cost headwinds. ABI also has direct exposure to the Russia and Ukraine regions through a joint venture. As a result, ABI will record a non-cash impairment charge of $1.1 billion on its joint venture in the first quarter of 2022. We will continue to monitor our investment in ABI, including the impact on ABI’s business, resulting from near-term supply chain challenges, inflation and market valuation.
•JUUL may experience similar impacts to its business as our business due to the macroeconomic risks and geopolitical instability discussed above. We do not believe JUUL’s business has been materially impacted by these factors, but the effect of rising U.S. interest rates has resulted in an increase to the discount rate, which adversely impacted the fair value of our investment in JUUL at March 31, 2022. We will continue to monitor for impacts on JUUL’s business, including near-term supply chain constraints, component part shortages and inflation, in our quarterly quantitative valuations of JUUL.

2022 Full-Year Guidance
We reaffirm our guidance to deliver 2022 full-year adjusted diluted EPS in a range of $4.79 to $4.93, representing a growth rate of 4% to 7% from an adjusted diluted EPS base of $4.61 in 2021. We continue to expect that 2022 adjusted diluted EPS growth will be weighted toward the second half of the year. While the 2022 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the impact of increased inflation and global supply chain disruptions, (ii) the impact of current and future COVID-19 variants and mitigation strategies, (iii) ATC dynamics, including tobacco usage occasions, available disposable income, purchasing patterns and adoption of smoke-free products, (iv) regulatory and legislative developments and (v) the impacts of the Russian invasion of Ukraine.

Our 2022 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) costs to enhance our digital consumer engagement system, (ii) increased smoke-free product research, development and regulatory preparation expenses and (iii) marketplace activities in support of our smoke-free products. The guidance range also includes anticipated inflationary increases in MSA expenses and direct materials costs and our current expectation that PM USA will not have access to the IQOS system in 2022.

Our full-year adjusted diluted EPS guidance range excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, equity investment-related special items (including any changes in fair value of our equity investment recorded using the fair value option and any changes in the fair value of related warrants and preemptive rights), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (such dispute resolutions are referred to as NPM Adjustment Items). See Table 1 below for the income and expense items for the first quarter of 2022.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
•Net revenues decreased 2.4% to $5.9 billion, primarily driven by the sale of our wine business in October 2021. Excluding the wine segment, net revenues were essentially unchanged. Revenues net of excise taxes decreased 1.3% to $4.8 billion.
•Reported diluted EPS increased 40.3% to $1.08, primarily driven by 2021 losses on early extinguishment of debt, higher reported operating companies income (OCI), lower unrealized losses related to the changes in estimated fair value of our investment in JUUL, fewer shares outstanding, and favorable interest expense. These items were partially offset by unfavorable Cronos-related special items and lower reported earnings from our investment in ABI.
•Adjusted diluted EPS increased 4.7% to $1.12, primarily driven by higher adjusted OCI, fewer shares outstanding and favorable interest expense, partially offset by lower adjusted earnings from our investment in ABI.

Table 1 - Altria’s Adjusted Results

	First Quarter
	2022	2021	Change
Reported diluted EPS	$1.08	$0.77	40.3%
NPM Adjustment Items	(0.02)	(0.01)
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	0.02
Tobacco and health and certain other litigation items	—	0.01
JUUL changes in fair value	0.05	0.10
ABI-related special items	(0.02)	(0.05)
Cronos-related special items	0.03	(0.04)
Loss on early extinguishment of debt	—	0.27
Adjusted diluted EPS	$1.12	$1.07	4.7%
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 4 and 5.
NPM Adjustment Items
•In the first quarter of 2022, we recorded pre-tax income of $60 million (or $0.02 per share) due to NPM Adjustment Items.
•In the first quarter of 2021, we recorded pre-tax income of $32 million (or $0.01 per share) due to NPM Adjustment Items
JUUL Changes in Fair Value
•In the first quarter of 2022, we recorded a non-cash pre-tax unrealized loss of $100 million (or $0.05 per share) as a result of a decrease in the estimated fair value of our investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance. As of March 31, 2022, the estimated fair value of our investment in JUUL was $1.6 billion.
•In the first quarter of 2021, we recorded a non-cash pre-tax unrealized loss of $200 million (or $0.10 per share) as a result of a decrease in the estimated fair value of our investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance.

ABI-Related Special Items
•In the first quarter of 2022, equity earnings from ABI included net pre-tax income of $59 million (or $0.02 per share), primarily related to ABI’s mark-to-market gains on certain ABI financial instruments associated with its share commitments.
•In the first quarter of 2021, equity earnings from ABI included pre-tax income of $128 million (or $0.05 per share), consisting primarily of (i) ABI’s completion of the issuance of a minority stake in its U.S.-based metal container operations, (ii) mark-to-market gains on certain ABI financial instruments associated with its share commitments and (iii) charges associated with an early bond termination by ABI.
The ABI-related special items above include our respective share of the amounts recorded by ABI and additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Cronos-Related Special Items
In the first quarter, we recorded net pre-tax (income) expense consisting of the following:

	First Quarter
($ in millions, except per share data)	2022	2021

(Gain) loss on Cronos-related financial instruments [1]	$10	$(110)
(Income) losses from equity investments [2]	51	40
Total Cronos-related special items - (income) expense	$61	$(70)
Earnings per share	$0.03	$(0.04)
1 Amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections.
2 Amounts include our share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to our investment in Cronos.
We recorded corresponding adjustments to the Cronos tax valuation allowance in 2022 and 2021.
Loss on Early Extinguishment of Debt
•In the first quarter of 2021, we recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share).

SMOKEABLE PRODUCTS

Revenues and OCI
•Net revenues increased 0.3% primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume. Revenues net of excise taxes increased 2.2%.
•Reported OCI increased 7.9%, primarily driven by higher pricing, lower promotional investments, higher NPM Adjustment Items and lower tobacco and health litigation items, partially offset by lower shipment volume and higher per unit settlement charges.
•Adjusted OCI increased 5.7%, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume and higher per unit settlement charges. Adjusted OCI margins increased by 2.0 percentage points to 59.5%

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2022	2021	Change
Net revenues	$5,265	$5,250	0.3%
Excise taxes	(1,044)	(1,121)
Revenues net of excise taxes	$4,221	$4,129	2.2%

Reported OCI	$2,559	$2,372	7.9%
NPM Adjustment Items	(60)	(32)
Tobacco and health and certain other litigation items	12	35
Adjusted OCI	$2,511	$2,375	5.7%
Adjusted OCI margins [1]	59.5%	57.5%	2.0 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
•Smokeable products segment reported domestic cigarette shipment volume decreased 6.3%, primarily driven by the industry’s decline rate and retail share losses, partially offset by trade inventory movements.
•When adjusted for trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 8%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 6.5%.
•Reported cigar shipment volume decreased 9.6%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	First Quarter
	2022	2021	Change
Cigarettes:
Marlboro	18,290	19,415	(5.8)%
Other premium	937	981	(4.5)%
Discount	1,390	1,618	(14.1)%
Total cigarettes	20,617	22,014	(6.3)%

Cigars:
Black & Mild	433	479	(9.6)%
Other	1	1	—%
Total cigars	434	480	(9.6)%

Total smokeable products	21,051	22,494	(6.4)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
•Marlboro retail share of the total cigarette category decreased 0.4 share points to 42.6%, primarily due to increased macroeconomic pressures on ATC disposable income. Marlboro retail share was unchanged from the fourth quarter of 2021.
•The cigarette industry discount retail share increased 1.0 share point to 26.4%, primarily due to the ATC factors mentioned above. Cigarette industry discount retail share increased 0.3 share points from the fourth quarter of 2021.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	First Quarter
	2022	2021	Percentage point change
Cigarettes:
Marlboro	42.6%	43.0%	(0.4)
Other premium	2.3	2.3	—
Discount	3.2	3.6	(0.4)
Total cigarettes	48.1%	48.9%	(0.8)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
•Net revenues decreased 2.1%, primarily driven by higher promotional investments in on!, lower shipment volume, and a shift between MST and on! shipment volumes resulting in a higher percentage of on! volumes versus the prior year (mix shift), partially offset by higher pricing. Revenues net of excise taxes decreased 1.8%.
•Reported OCI increased 3.8%, primarily driven by higher pricing and 2021 acquisition-related costs, partially offset by higher promotional investments in on!, lower shipment volume, mix shift and higher costs.
•Adjusted OCI decreased 5.1%, primarily driven by higher promotional investments in on!, lower shipment volume, mix shift and higher costs, partially offset by higher pricing. Adjusted OCI margins declined by 2.4 percentage points to 69.7%

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	First Quarter
	2022	2021	Change
Net revenues	$613	$626	(2.1)%
Excise taxes	(29)	(31)
Revenues net of excise taxes	$584	$595	(1.8)%

Reported OCI	$407	$392	3.8%
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	37
Adjusted OCI	$407	$429	(5.1)%
Adjusted OCI margins [1]	69.7%	72.1%	(2.4) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
•Oral tobacco products segment reported domestic shipment volume decreased 1.9%, primarily driven by trade inventory movements and retail share losses, partially offset by the industry’s growth rate, calendar differences and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume was unchanged.
•Total oral tobacco industry volume increased by an estimated 1.5% over the past six months, driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	First Quarter
	2022	2021	Change
Copenhagen	115.2	122.9	(6.3)%
Skoal	43.9	48.2	(8.9)%
on!	18.3	9.2	98.9%
Other	16.7	17.6	(5.1)%
Total oral tobacco products	194.1	197.9	(1.9)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
•Oral tobacco products segment retail share was 46.9%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 28.0%. Share losses in the oral tobacco products segment, including Copenhagen, were primarily due to the growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 4.1% in the first quarter, an increase of 2.5 percentage points.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	First Quarter
	2022	2021	Percentage point change
Copenhagen	28.0%	30.2%	(2.2)
Skoal	11.7	12.9	(1.2)
on!	4.1	1.6	2.5
Other	3.1	3.3	(0.2)
Total oral tobacco products	46.9%	48.0%	(1.1)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a rapidly growing manufacturer of oral nicotine pouches. We also enhance our smoke-free product portfolio with exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).
We also own equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2022 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows.
Our reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. Prior to the sale of Ste. Michelle Wine Estates Ltd. (Ste. Michelle) on October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. We have included results for innovative tobacco products and Philip Morris Capital Corporation in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2021. We caution that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. These factors include the following:
▪unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our or any of our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
▪government (including the U.S. Food and Drug Administration (FDA)) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
▪tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult tobacco consumer purchases as a result of federal, state and local excise tax increases, and excise taxes on e-vapor and oral nicotine products and the impact on adult tobacco consumers’ transition to lower priced tobacco products;
▪unfavorable outcomes of any government investigations of us or our investees;
▪a successful challenge to our tax positions, an increase to the corporate income tax rate or other changes to federal or state tax laws;
▪the risks related to our and our investees’ international business operations, including failure to prevent violations of various United States and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
▪the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our and our investees’ ability to continue manufacturing and distributing products (directly or indirectly due to their impact on suppliers, distributors and distribution chain service providers) and their impact on macroeconomic conditions and, in turn, adult tobacco consumer purchasing behavior;
▪the failure of our and our investees’ efforts to compete effectively in their respective markets;
▪the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
▪our ability to promote brand equity successfully; anticipate and respond to evolving adult tobacco consumer preferences; develop, manufacture, market and distribute products that appeal to adult tobacco consumers; promote productivity; and protect or enhance margins through cost savings and price increases;
▪our unsuccessful commercialization of innovative products or processes, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions, including the Russian invasion of Ukraine;
▪the risks, including FDA regulatory risks, related to our and our investees’ reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco subsidiaries or our investees;
▪required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;
▪the failure of our information systems or the information systems of key suppliers or service providers to function as intended, or cyber attacks or security breaches;
▪our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions and other factors, including current labor market dynamics;
▪impairment losses as a result of the write down of intangible assets, including goodwill;
▪the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
▪our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
▪the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;
▪our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable environmental, social and governance ratings;
▪the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions, including divestiture of the investment or rescission of the transaction;
▪the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, litigation and reputational risks, and legislative and regulatory risks at the international, federal, state and local levels; and impairment of our investment in Cronos and changes in the fair value of our investment in JUUL;
▪the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
▪the risks associated with our investment in ABI, including effects of the COVID-19 pandemic, foreign currency exchange rates and macroeconomic and geopolitical conditions, including the Russian invasion of Ukraine, on ABI’s business and the impact on our earnings from, and carrying value of, our investment in ABI;
▪the risks related to our ownership percentage in ABI decreasing below certain levels, including additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors and our potential inability to use the equity method of accounting for our investment in ABI;
▪the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller plc business combination and the tax treatment of our equity investment; and
▪the risks, including criminal, civil or tax liability, related to our or Cronos’s failure to comply with applicable laws, including cannabis laws.
We caution that the foregoing list of factors is not complete and we do not undertake to update any forward-looking statements that we may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2022	2021	% Change

Net revenues	$5,892	$6,036	(2.4)%
Cost of sales [1]	1,446	1,608
Excise taxes on products [1]	1,073	1,156
Gross profit	3,373	3,272	3.1%
Marketing, administration and research costs	412	504
Operating companies income	2,961	2,768	7.0%
Amortization of intangibles	17	17
General corporate expenses	60	61
Operating income	2,884	2,690	7.2%
Interest and other debt expense, net	281	308
Net periodic benefit income, excluding service cost	(46)	(43)
Loss on early extinguishment of debt	—	649
(Income) losses from equity investments [1]	(34)	(51)
(Gain) loss on Cronos-related financial instruments	10	(110)
Earnings before income taxes	2,673	1,937	38.0%
Provision for income taxes	714	516
Net earnings	1,959	1,421	37.9%
Net losses attributable to noncontrolling interests	—	3
Net earnings attributable to Altria	$1,959	$1,424	37.6%

Per share data:
Diluted earnings per share attributable to Altria	$1.08	$0.77	40.3%

Weighted-average diluted shares outstanding	1,818	1,857	(2.1)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from equity investments is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$5,265	$613	$—	$14	$5,892
2021	5,250	626	150	10	6,036
% Change	0.3%	(2.1)%	(100.0)%	40.0%	(2.4)%

Reconciliation:
For the quarter ended March 31, 2021	$5,250	$626	$150	$10	$6,036
Operations	15	(13)	(150)	4	(144)
For the quarter ended March 31, 2022	$5,265	$613	$—	$14	$5,892

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$2,559	$407	$—	$(5)	$2,961
2021	2,372	392	18	(14)	2,768
% Change	7.9%	3.8%	(100.0)%	64.3%	7.0%

Reconciliation:
For the quarter ended March 31, 2021	$2,372	$392	$18	$(14)	$2,768

NPM Adjustment Items - 2021	(32)	—	—	—	(32)
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2021	—	37	1	—	38
Tobacco and health and certain other litigation items - 2021	35	—	—	—	35
	3	37	1	—	41

NPM Adjustment Items - 2022	60	—	—	—	60
Tobacco and health and certain other litigation items - 2022	(12)	—	—	—	(12)
	48	—	—	—	48
Operations	136	(22)	(19)	9	104
For the quarter ended March 31, 2022	$2,559	$407	$—	$(5)	$2,961

	Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2022	2021
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,044	$1,121
Oral tobacco products	29	31
Wine	—	4
	$1,073	$1,156

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$879	$941
Oral tobacco products	2	2
	$881	$943

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$68	$68
Oral tobacco products	1	1
	$69	$69

The detail of (income) losses from equity investments is as follows:

ABI	$(200)	$(318)
Cronos	66	67
JUUL	100	200
	$(34)	$(51)

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2022 Net Earnings	$1,959	$1.08
2021 Net Earnings	$1,424	$0.77
% Change	37.6%	40.3%

Reconciliation:
2021 Net Earnings	$1,424	$0.77

2021 NPM Adjustment Items	(24)	(0.01)
2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	37	0.02
2021 Tobacco and health and certain other litigation items	26	0.01
2021 JUUL changes in fair value	200	0.10
2021 ABI-related special items	(100)	(0.05)
2021 Cronos-related special items	(70)	(0.04)
2021 Loss on early extinguishment of debt	496	0.27
2021 Income tax items	(6)	—
Subtotal 2021 special items	559	0.30

2022 NPM Adjustment Items	45	0.02
2022 Asset impairment, exit, implementation, acquisition and disposition-related costs	(5)	—
2022 Tobacco and health and certain other litigation items	(9)	—
2022 JUUL changes in fair value	(100)	(0.05)
2022 ABI-related special items	47	0.02
2022 Cronos-related special items	(61)	(0.03)
2022 Income tax items	(5)	—
Subtotal 2022 special items	(88)	(0.04)

Fewer shares outstanding	—	0.02
Change in tax rate	(4)	—
Operations	68	0.03
2022 Net Earnings	$1,959	$1.08

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2022 Reported	$2,673	$714	$1,959	$1,959	$1.08
NPM Adjustment Items	(60)	(15)	(45)	(45)	(0.02)
Asset impairment, exit, implementation, acquisition and disposition-related costs	7	2	5	5	—
Tobacco and health and certain other litigation items	12	3	9	9	—
JUUL changes in fair value	100	—	100	100	0.05
ABI-related special items	(59)	(12)	(47)	(47)	(0.02)
Cronos-related special items	61	—	61	61	0.03
Income tax items	—	(5)	5	5	—
2022 Adjusted for Special Items	$2,734	$687	$2,047	$2,047	$1.12

2021 Reported	$1,937	$516	$1,421	$1,424	$0.77
NPM Adjustment Items	(32)	(8)	(24)	(24)	(0.01)
Asset impairment, exit, implementation, acquisition and disposition-related costs	48	11	37	37	0.02
Tobacco and health and certain other litigation items	35	9	26	26	0.01
JUUL changes in fair value	200	—	200	200	0.10
ABI-related special items	(128)	(28)	(100)	(100)	(0.05)
Cronos-related special items	(70)	—	(70)	(70)	(0.04)
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	6	(6)	(6)	—
2021 Adjusted for Special Items	$2,639	$659	$1,980	$1,983	$1.07

2022 Reported Net Earnings				$1,959	$1.08
2021 Reported Net Earnings				$1,424	$0.77
% Change				37.6%	40.3%

2022 Net Earnings Adjusted for Special Items				$2,047	$1.12
2021 Net Earnings Adjusted for Special Items				$1,983	$1.07
% Change				3.2%	4.7%

				Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2021
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2021 Reported	$3,824	$1,349	$2,475	$2,475	$1.34
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	120	21	99	99	0.05
Tobacco and health and certain other litigation items	182	44	138	138	0.07
ABI-related special items	6,203	1,302	4,901	4,901	2.66
Cronos-related special items	466	(4)	470	470	0.25
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	3	(3)	(3)	—
2021 Adjusted for Special Items	$11,368	$2,849	$8,519	$8,519	$4.61

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$5,353	$4,544
Inventories	1,214	1,194
Other current assets	195	345
Property, plant and equipment, net	1,547	1,553
Goodwill and other intangible assets, net	17,466	17,483
Investments in equity securities	13,479	13,481
Other long-term assets	981	923
Total assets	$40,235	$39,523

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$2,517	$1,105
Accrued settlement charges	4,229	3,349
Other current liabilities	4,182	4,125
Long-term debt	25,405	26,939
Deferred income taxes	3,766	3,692
Accrued pension costs	199	200
Accrued postretirement health care costs	1,438	1,436
Other long-term liabilities	259	283
Total liabilities	41,995	41,129
Total stockholders’ equity (deficit)	(1,760)	(1,606)
Total liabilities and stockholders’ equity (deficit)	$40,235	$39,523

Total debt	$27,922	$28,044

						Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Loss on early extinguishment of debt	(Income) losses from equity investments	(Gain) loss on Cronos-related financial instruments
2022 Special Items - (Income) Expense
NPM Adjustment Items	$(60)	$—	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—	7	—	—	—
Tobacco and health and certain other litigation items	—	12	—	—	—	—
JUUL changes in fair value	—	—	—	—	100	—
ABI-related special items	—	—	—	—	(59)	—
Cronos-related special items	—	—	—	—	51	10

2021 Special Items - (Income) Expense
NPM Adjustment Items	$(32)	$—	$—	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	1	37	10	—	—	—
Tobacco and health and certain other litigation items	—	35	—	—	—	—
JUUL changes in fair value	—	—	—	—	200	—
ABI-related special items	—	—	—	—	(128)	—
Cronos-related special items	—	—	—	—	40	(110)
Loss on early extinguishment of debt	—	—	—	649	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

			Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data for Net Revenues
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	2022	2021	Change
Net Revenues:
Smokeable products	$5,265	$5,250
Oral tobacco products	613	626
Wine	—	150
All Other	14	10
Net revenues	5,892	6,036	(2.4)%
Less: Wine	—	(150)
Net revenues excluding wine segment	$5,892	$5,886	0.1%